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Exhibit 99.2

VICE CHAIRMAN DANIEL J. O'NEILL LEAVES MOLSON COORS
FINALIZED SYNERGIES PLAN IN PLACE

        DENVER, Colorado and MONTREAL, Canada, April 28, 2005—Molson Coors Brewing Company (NYSE and TSX: TAP) today announced that Daniel J. O'Neill, Vice-chairman, Synergies and Integration and formerly President and CEO of Molson Inc., has chosen to leave the company May 31 of this year. Mr. O'Neill's decision to leave the company is based on his completion of the merger synergies plan and strategies work.

        "Dan has done an outstanding job. He has devised a master plan to deliver on the synergies that made this merger so promising," said Leo Kiely, CEO of Molson Coors. "He has marshaled the team and, with Cathy Noonan, set the benchmarks for delivering the synergies plan. His contribution to the success of the merger has been exceptional."

        "I am satisfied that I have delivered on the synergies commitment and I am leaving the company in good hands and with a bright future," said Mr. O'Neill. "The merger teams have been working for nearly a year to plan, identify, and organize the synergies. More importantly, the global synergies team has taken ownership of the plan and is driven to implement it successfully. He added, "I have been proud to lead the charge and to create a strong, effective synergies team that will now be led by Cathy Noonan."

        Molson Coors appointed Cathy Noonan to the position of Global Chief Synergies Officer, reporting to Daniel J. O'Neill, in December 2004. Ms. Noonan will maintain her title and responsibilities, and will now report directly to Mr. Kiely.

        One of the strategic benefits to the creation of the Molson Coors Brewing Company was the immediate tangible benefit that could be derived through substantial cost savings in the areas of brewery optimization and consolidation, improved procurement practices, the elimination of duplicative overhead and the integration of technology platforms. Through Dan O'Neill's commitment to synergies delivery, Molson Coors has moved quickly to develop and finalize a detailed synergies plan. The plan has three components: the creation of a committed synergies team with clear roles, accountabilities, and processes; a specific, detailed plan over three years to achieve $175 million in annual cost savings; and processes to monitor the timely delivery of the plan.

        Molson Coors Brewing Company is the fifth largest brewer in the world. It sells its products in North America, Europe, Latin America and Asia. Molson Coors is the leading brewer in Canada, the second largest in the U.K, and the third largest brewer in the U.S. The company's brands include Coors Light, Molson Canadian, Carling, Kaiser, Coors, Killian's Irish Red and Zima XXX. For more information on Molson Coors, visit the company's website, www.molsoncoors.com.

CONTACT:

Media:
Sylvia Morin
(514) 590-6345

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VICE CHAIRMAN DANIEL J. O'NEILL LEAVES MOLSON COORS FINALIZED SYNERGIES PLAN IN PLACE